EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Unitholders of Valero Energy Partners LP and
the Board of Directors of Valero Energy Partners GP LLC
We consent to the incorporation by reference in the registration statements (Registration No. 333-193348) on Form S-8 and (Registration No. 333-208052 and 333-213305) on Form S-3 of Valero Energy Partners LP of our report dated November 1, 2017, with respect to the balance sheet of Parkway Pipeline LLC as of December 31, 2016, and the related statements of income, member’s equity, and cash flows for the year then ended, which report appears in the Form 8-K of Valero Energy Partners LP dated November 1, 2017.
/s/ KPMG LLP

San Antonio, Texas
November 1, 2017